                                                                    EXHIBIT 99.1


NEWS BULLETIN FROM                                   32605 W. Twelve Mile Rd.
[COVANSYS(R) LOGO]                                   Suite 250
FOR FURTHER INFORMATION                              Farmington Hills, MI  48334

                                                     NASDAQ:  CVNS

FOR FURTHER INFORMATION

AT THE COMPANY:                                    AT FRB|WEBER SHANDWICK: EMAIL ADDRESS:
David Roady              Mike Duffey            George Zagoudis-General Info gzagoudis@webershandwick.com
Investor Relations       EVP & CFO              Lisa Fortuna--Analysts       lfortuna@webershandwick.com
(248) 848-2221           (248) 848-2298         (312) 266-7800
droady@covansys.com

THURSDAY, JULY 24, 2003

            COVANSYS REPORTS SECOND QUARTER RESULTS AND COMPLETION OF
                           ORGANIZATIONAL REALIGNMENT

FARMINGTON HILLS, MI JULY 24, 2003 -- Covansys Corporation (NASDAQ: CVNS), a worldwide provider of information technology services, reported second quarter revenue of $96.2 million up two percent compared with $94.7 million in the second quarter of 2002 and flat compared with $96.6 million in first quarter 2003.

Net income available to common shareholders was a loss of $0.02 per share in the second quarter 2003 compared with net loss to common shareholders of $0.04 per share in the first quarter of 2003 and a loss of $0.03 per share in the second quarter 2002.

Net income before the non-cash convertible redeemable preferred stock dividends in the second quarter was $510,000 versus $11,000 in the first quarter 2003 and $325,000 in second quarter 2002.

Highlights of the quarter included:

         o Increased offshore billing headcount by over 200 employees and India related billings to 18.2% of total revenues, up over 1.6 percentage points versus the first quarter
         o Reduced overall cost by more than $23 million annualized through the reduction of over 200 employees during the second quarter
         o        Improved gross margins inclusive of severance costs
         o        Increased utilization, both domestically and in India
         o        Strong cash flow


During the second quarter, Covansys announced a major organizational realignment. Martin Clague, President and Chief Executive Officer explained, "In the second quarter, we re-aligned our organization, sharpening our focus and improving the efficiencies of our delivery model. We reorganized our North American business into two segments, public sector and commercial, with commercial split into two geographic regions, East and West. Through this reorganization we effectively removed redundant layers and overlapping responsibilities. Specifically, we reduced the number of first and second tier executives by six; increased organizational leaders' span of control and more effectively aligned resources within the new organizational structure while further leveraging capabilities in India.

                                      MORE

Although revenues were sequentially flat for the quarter, we successfully reduced our cost structure in both cost of revenue and in selling, general, and administrative expenses on a going forward basis," noted Mr. Clague. During the second quarter, over 200 positions were eliminated through direct action or attrition, representing approximately 8.5% of the Company's domestic workforce. These actions generated total severance expense of $2.5 million that was taken in the second quarter. "The personnel reduction was split with 70% of the eliminated positions coming from cost of revenue and the remaining 30% came from SG&A. These actions will produce an estimated fully loaded annual cost savings of over $23 million," reported Michael Duffey, Chief Financial Officer. "A portion of this savings was reflected in our second quarter results as headcount reduction occurred throughout the quarter."

During the second quarter, Covansys added eight new logos including a retirement system contract valued at $11 million. Also in the public sector, the State of Connecticut has selected Covansys to provide proprietary HIPAA classroom training. Covansys is a premiere resource for healthcare industry leaders and has supported numerous healthcare entities in conducting HIPAA awareness training and implementation.

"In the commercial sector, we further expanded our relationship with J.D. Edwards to include client project delivery services complementing our current offshore engineering for J.D. Edwards software," said Mr. Clague. "In addition, during the quarter we established two independent software vendor (ISV) partnerships whereby we will assist our ISV partners by increasing their speed to market while reducing their development costs. Notably, Covansys will play a key role in expanding Encoda Systems, Inc.'s broadcast software to multiple platforms. Covansys will also be providing ongoing development, maintenance and customization for Sigma Micro's software."

Gross profit was $23.1 million or 24.0% of revenue for the quarter ended June 30, 2003, compared with $21.7 million or 22.5% of revenue in the first quarter 2003. Despite one-time severance payments of approximately $1.0 million charged to cost of revenue and the impact of loss contracts, gross profit was up over $1.4 million as a result of cost savings realized from an increase in utilization; a higher percentage of business completed in India; and a health care related refund. Gross profit year over year was down from $25.4 million in the second quarter of 2002.

During the quarter Covansys identified a project as a loss contract and added an additional loss reserve to an existing loss contract. The impact of these two accounts reduced gross margin by approximately $850,000 during the quarter. New delivery executives have been assigned to each of these projects and our project management office will be actively involved with these accounts through project completion in 2004.

"Utilization continues to drive gross margin improvement in both the U.S. and India compared to recent quarters," noted Mr. Duffey. Domestic utilization was 84% in the second quarter 2003, an improvement from 83% for the first quarter 2003 and 79% for the second quarter 2002. Utilization in India was 76% for the second quarter compared with 73% in the first quarter 2003 and 69% for the second quarter 2002. Mr. Duffey added, "We have made excellent progress towards our targeted domestic and offshore utilization rates of 85% and 77%, respectively. We anticipate achieving our target levels during the second half of 2003."

The percentage of revenue derived from operations in India, inclusive of work performed on behalf of our European clients, was 18.2% of total revenue in the second quarter 2003 compared with 16.6% in the first quarter 2003. Historically, we excluded the work performed for our European operations from the reported calculation. Accordingly, the reported percent of revenue derived from India in the first quarter was previously reported as 15.3%. Billing headcount in India increased by over 200 employees in the second quarter and Covansys expects to continue this trend, increasing the revenue derived from India operations to 20% over the next several quarters. Further, Covansys India was awarded the International Organization for Standardization
(ISO) 9001:2000 certificate of approval for their Chennai and Bangalore development centers. "ISO 9001:2000 further illustrates that Covansys has the ability to consistently meet or exceed our customers' project requirements and is the gold standard of quality assurance in India," said Mr. Clague.

Selling, general and administrative expenses totaled $22.4 million or 23.3% of revenue in the second quarter 2003. This compares with $22.2 million or 23.0% of revenue for first quarter 2003. Covansys incurred an estimated $1.5 million in severance cost associated with the reorganization. The Company also incurred incremental expenses charged to SG&A in the quarter for lease write-downs; leasehold write-downs; and outside fees totaling in excess of $600,000 which was partially offset by the refunds of premiums related to health care costs. "Covansys is now well positioned to drive down SG&A spending as our cost savings from the reorganization are realized," Mr. Duffey indicated.

The effective tax rate was 58.5% and 58.3% in the second quarter and first six months of 2003, respectively, and includes a one-time adjustment of $165,000 related to previously recorded amounts. The company estimates that its effective tax rate for the remainder of the year will be approximately 45.1%.

The combination of cash and short-term investments at the end of the second quarter 2003 was $103.0 million, an increase of over $8.6 million from $94.4 million in the first quarter 2003. "The significant increase in cash flow was generated by a decrease in accounts receivable versus the first quarter while revenue in excess held constant," Mr. Duffey advised. DSO's, based on a single point calculation, were 69.7 at the end of the second quarter versus 74.8 at the end of the first quarter. "We have implemented steps to improve collection and anticipate that DSO's will be close to 63 days by the end of 2003."

Covansys repurchased 557,200 shares of stock during the quarter, expending approximately $1.5 million in cash including the payment of commissions. The share repurchase plan authorizes future purchases of up to 2.8 million shares.

Mr. Clague concluded, "Although we expect continued revenue pressure, Covansys' streamlined operational structure will result in improved profitability in the second half of 2003. By focusing on our core competencies in Public Sector and Commercial, leveraging offshore delivery, and by the elimination of overlapping layers in the organizational structure, we will continue to improve profitability during the second half of 2003."


ABOUT COVANSYS
Covansys Corporation, (NASDAQ: CVNS), is a global consulting and technology services company specializing in industry-specific solutions, strategic outsourcing and integration services through a unique onsite, off-site, offshore delivery model that helps clients achieve rapid deployment, world-class quality and reduced costs. Founded in 1985, Covansys has successfully delivered an array of innovative and cost-effective business and technical solutions to leaders in the private and public sectors. With one of the largest offshore capabilities of any technology services provider based in the United States, Covansys has achieved the SEI's CMM(R) Level 5 quality ratings at two of its offshore development centers in India.

SAFE HARBOR STATEMENT
With the exception of statements regarding historical matters and statements concerning our current status, certain matters discussed herein are forward-looking statements that involve substantial risks and uncertainties. Such forward-looking statements may be identified by the words "anticipate," "believe," "estimate," "expect" or "intend" and similar expressions. Our actual results, performance or achievements could differ materially from these forward-looking statements. Factors that could cause or contribute to such material differences include general economic conditions and conditions in the IT industry such as the demand for IT services, potential cost overruns on fixed-price projects, the failure to recruit and retain IT professionals, risks related to merger, acquisition and strategic investment strategy, variability of operating results, government regulation of immigration, exposure to regulatory, political and economic conditions in India and Asia, competition in the IT services industry, the short-term nature and termination provisions of contracts, economic conditions unique to clients in specific industries and limited protection of intellectual property rights. These and other factors are described in the Company's filings with the U.S. Securities and Exchange Commission.

                        FOR MORE INFORMATION ON COVANSYS,
                 visit the Company's website at WWW.COVANSYS.COM

                            -FINANCIAL TABLES FOLLOW-

                              COVANSYS CORPORATION
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
               (UNAUDITED, IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                       THREE MONTHS ENDED JUNE 30,              SIX MONTHS ENDED JUNE 30,
                                                     2003           2002      % CHANGE       2003           2002       % CHANGE
                                                  -----------     ---------  ----------   -----------    -----------  ----------
Revenues                                              $96,240       $94,658       1.7%       $192,799       $185,426        4.0%

Cost of Revenues                                       73,142        69,234       5.6%        147,987        135,719        9.0%
                                                  -----------     ---------               -----------    -----------
Gross Profit                                           23,098        25,424      -9.1%         44,812         49,707       -9.8%

Selling, general and administrative                    22,449        23,922      -6.2%         44,636         48,122       -7.2%
Restructuring and other                                     0         1,407    -100.0%              0          1,407     -100.0%
                                                  -----------     ---------               -----------    -----------
Income from operations                                    649            95                       176            178
Other income, net                                         579           757                     1,072          1,830
                                                  -----------     ---------               -----------    -----------
Income from operations before income taxes              1,228           852                     1,248          2,008

Provision for income taxes                                718           527                       727            166
                                                  -----------     ---------               -----------    -----------

Net income                                                510           325                       521          1,842

Convertible redeemable preferred stock dividends        1,104         1,095                     2,199          2,181
                                                  -----------     ---------               -----------    -----------

Net income (loss) available for
  common shareholders                                   ($594)        ($770)                  ($1,678)         ($339)
                                                  ===========     =========               ===========    ===========

Earnings Per Share:
                                                BASIC  DILUTED   BASIC  DILUTED            BASIC  DILUTED   BASIC  DILUTED
                                                --------------   --------------            --------------   --------------
Net income (loss) available to common
  shareholders                                  ($0.02)  (A)     ($0.03)  (A)              ($0.06)  (A)     ($0.01)  (A)
                                               ================  ===============          ================  ===============

Weighted average common shares                  27,081   35,788  27,830   36,562           27,182   35,896  27,965   36,701
                                               ================  ===============          ================  ===============

(A) Anti-dilutive

Pro Forma Diluted Earnings Per Share, (as if Convertible Redeemable Preferred Stock has been converted):

Net income                                             $510           $325                     $521         $1,842
                                                    ========       ========                 ========       ========

Diluted weighted average common shares               35,788         36,562                   35,896         36,701
                                                    ========       ========                 ========       ========
Diluted pro forma net income per share
  as if convertible redeemable preferred
  stock has been converted                            $0.01          $0.01                    $0.01          $0.05
                                                    ========       ========                 ========       ========



SELECTED OPERATING DATA

Operating Margin                                       0.67%          0.10%                    0.09%          0.10%
                                                    ========       ========                 ========       ========

                              COVANSYS CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEET
                            (UNAUDITED, IN THOUSANDS)

                                                   JUNE 30,       DECEMBER 31,
                                                     2003            2002
                                                   --------       -----------
Current Assets:
  Cash and cash equivalents                        $ 82,066        $ 87,742
  Short-term investments                             20,890          13,263
                                                   --------        --------
                                                    102,956         101,005

  Accounts receivable, net                           73,719          69,290

  Revenues earned in excess of billing, net          35,203          42,500

  Prepaid expenses and other                         11,877          10,342
                                                   --------        --------

      Total current assets                          223,755         223,137

  Property and equipment, net                        34,285          36,422

  Goodwill, net                                      17,747          17,053

  Other assets                                       27,977          28,662
                                                   --------        --------

      Total Assets                                 $303,764        $305,274
                                                   ========        ========

  Current liabilities                              $ 56,021        $ 58,754

  Other liabilities                                      25             128

  Preferred Stock                                   166,421         164,222

  Shareholders' equity                               81,297          82,170
                                                   --------        --------

      Total Liabilities and
       Shareholders' Equity                        $303,764        $305,274
                                                   ========        ========

                              COVANSYS CORPORATION
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (UNAUDITED, IN THOUSANDS)

                                                                        THREE MONTHS ENDED                  SIX MONTHS ENDED
                                                                             JUNE 30,                            JUNE 30,
                                                                      2003              2002              2003              2002
                                                                    ---------         ---------         ---------         ---------
Net income                                                          $     510         $     325         $     521         $   1,842
Adjustments to reconcile net income to net cash used by
  operating activities:
  Depreciation and amortization                                         4,147             3,551             8,095             6,359
  Other                                                                   (97)               96              (226)              333
  Change in assets and liabilities                                      7,873            13,182              (928)           (1,399)
                                                                    ---------         ---------         ---------         ---------
    Net cash used in operating activities                              12,433            17,154             7,462             7,135
                                                                    ---------         ---------         ---------         ---------

Cash flows from investing activities:
  Investment in property, equipment and other                          (2,629)           (3,773)           (4,777)           (7,318)
  (Investment in) sale of available-for-sale securities, net            1,258                 0            (6,638)                0
  Business acquisition, net of cash received                                0           (15,914)                0           (15,914)
  Investment in computer software                                        (442)             (361)             (619)           (1,016)
                                                                    ---------         ---------         ---------         ---------
    Net cash used in investing activities                              (1,813)          (20,048)          (12,034)          (24,248)
                                                                    ---------         ---------         ---------         ---------

Cash flows from financing activities:
  Net proceeds from issuance of common stock                               27                 0               231               283
  Net proceeds from exercise of stock options and other, net                2                18               129                57
  Repurchases of common stock                                          (1,464)           (1,875)           (1,464)           (5,521)
                                                                    ---------         ---------         ---------         ---------
    Net cash provided by (used in) financing activities                (1,435)           (1,857)           (1,104)           (5,181)
                                                                    ---------         ---------         ---------         ---------

Increase (decrease) in cash and cash equivalents                        9,185            (4,751)           (5,676)          (22,294)
Cash and cash equivalents at beginning of period                       72,881           106,212            87,742           123,755
                                                                    ---------         ---------         ---------         ---------
Cash and cash equivalents at end of period                          $  82,066         $ 101,461         $  82,066         $ 101,461
                                                                    =========         =========         =========         =========